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                         CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated April 14, 1998, relating to the statement of assets and liabilities of Prudential 20/20 Focus Fund (formerly "Prudential 20/20 Fund") which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in such Statement of Additional Information.



/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
April 24, 1998